Exhibit 99.1

DOUGLAS DAFT APPOINTED TO WAL-MART BOARD OF DIRECTORS

Contacts:

Pauline Tureman

Investor Relations

479.277.9558

Gus Whitcomb

Media Relations

479.273.4314

BENTONVILLE, Ark., Jan. 6, 2005 — Douglas N. Daft, retired chairman of the board and chief executive officer of The Coca-Cola Company, has been appointed to the Board of Directors of Wal-Mart Stores, Inc. Daft, 61, was appointed Thursday by the Wal-Mart Board of Directors.

“Doug is an excellent addition to the Board of Directors,” said Rob Walton, chairman of Wal-Mart Stores, Inc. “He will add valuable insight, drawing on his long-standing business experience and breadth of knowledge, especially in international operations.”

Before his retirement in June 2004, Daft had a 35-year career with The Coca-Cola Company. He joined the company’s Sydney, Australia, office in 1969. He subsequently held various positions throughout the Asia region, residing in Indonesia, Singapore, Hong Kong and Tokyo. In 1991, Daft moved to Coca-Cola’s Atlanta headquarters to assume responsibilities for all of Asia. In 1995, his area of responsibility was expanded to include Coca-Cola’s Middle East operations and, in 1999, the company’s Africa group. Daft was elected president and chief operating officer of The Coca-Cola Company in December 1999 and chairman of the Board of Directors and chief executive officer in February 2000.

“I am very pleased to be joining the Wal-Mart Board,” said Daft. “Wal-Mart has an unparalleled commitment to its customers, its suppliers, its associates and its shareholders. I’m looking forward to working with the Board and Wal-Mart’s world-class leadership team.”

While chairman of The Coca-Cola Company, Daft served on the Boards of SunTrust Banks, The McGraw-Hill Group of Companies, the Boys & Girls Clubs of America, Catalyst, the CERGE-EI Foundation (Center for Economic Research and Graduate Education – Economics Institute) in the Czech Republic, the Lauder Institute for Management and International Studies at the University of Pennsylvania, the Prince of Wales International Business Leaders Forum, the Grocery Manufacturers of America, the British-American Chamber of Commerce, the G100, the Woodruff Arts Center and the Atlanta Commerce Club.

Daft also served as a trustee of Emory University, the American Assembly and the Center for Strategic & International Studies. He was a member of The Trilateral Commission, The Business Council, The Business Roundtable and the Global Business Coalition on HIV/AIDS. He served as the United States Chair for the Council for the United States and Italy and was co-Chair for the Trans-Atlantic Business Dialogue.

He remains a Board member of the McGraw-Hill Group of Companies; Advisory Board member for SISTEMA, the Russian Telecom company; Advisory Board member of Longreach, a Japan-based investment firm; Overseer Board member for the International Business School of Brandeis University, Mass.; the Lauder Institute for Management and International Studies at the University of Pennsylvania and Chairman of the United States Advisory Board for the Churchill Archives Center, Churchill College, Cambridge.

Daft received a bachelor’s degree in mathematics from the University of New England in Australia, and a post-graduate degree in administration from the University of New South Wales. He holds an honorary doctorate in international law from Thunderbird University in Glendale, Ariz., The American Graduate School of International Management.

A native of Sydney, Daft and his wife, Delphine, have two children.

About Wal-Mart Stores, Inc.

Wal-Mart Stores, Inc. operates Wal-Mart Stores, Supercenters, Neighborhood Markets and SAM’S CLUB locations in the United States. Internationally, the company operates in Puerto Rico, Canada, China, Mexico, Brazil, Germany, United Kingdom, Argentina, and South Korea. The company’s securities are listed on the New York and Pacific stock exchanges under the symbol WMT.

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